EXHIBIT 99

(1) On March 11, 2005, C. Richard Reese transferred 750,000 shares that he directly owned to his wife. On March 31, 2005, Mr. Reese's wife transferred those 750,000 shares to the Reese Family 2005 LLC. On March 31, 2005, a trust for the benefit of Mr.Reese's two children transferred 63,744 shares to the Reese Family 2005 LLC (these 63,744 shares where previously reported as indirectly beneficially owned by Mr. Reese). As of March 31, 2005, Mr. Reese's wife and the trust for the benefit of Mr. Reese's children do not own any shares, but together own all of the interests in the Reese Family 2005 LLC. The Reese Family 2005 LLC owns an aggregate of 813,744 shares. Mr. Reese is the investment manager of the Reese Family 2005 LLC and therefore has control over the sale or distribution of any shares by the LLC, the timing of such sales or distributions, and the use of the proceeds of any such sale or distributions. Mr. Reese disclaims beneficial ownership of all securities held by the Reese Family 2005 LLC and this report should not be deemed an admission that the reporting person is beneficial owner of such securities for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, or for any other purpose.